Exhibit 6.12

OptiEnz Sensors, LLC.

(OptiEnz)

and

QUARA DEVICES INC.

(Quara)

LICENSE AND ROYALTY CALCULATION AGREEMENT

THIS AGREEMENT is made the 13th day of April, 2020

BETWEEN

OPTIENZ SENSORS, LLC. of 320 East Vine Drive, Suite 129, Fort Collins, CO 80524

(OptiEnz);

AND

QUARA DEVICES INC. of 1712 Pearl St., Boulder CO 80302 (Quara).

RECITALS

A.	OptiEnz has assigned all of its IP related to FRET – Based Detection in the field of the detection of microbial pathogens to Quara for a one-time payment of $50,000 subject to the reservation of the Royalty (the “Assignment”).

As further compensation for the assignment Quara wishes to grant OptiEnz (i) an exclusive perpetual worldwide royalty-free license to continue its research using the IP and an exclusive perpetual worldwide royalty-free license for OptiEnz to use the IP for any legal purpose it desires save and except such license will not include the field of the detection of microbial pathogens;

B.	(ii) a Royalty, as described below.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Agreement and this Agreement means the agreement constituted by this document;

Assignment Agreement means that Assignment of Intellectual Property Rights Agreement made April 13, 2020 between OptiEnz and Quara;

Contract Quarter means the three-month periods ending on March 31, June 30, September 30, and December 31 of each Contract Year;

Contract Year means the year beginning January 1;

Execution Date means the date this Agreement has been signed by the last Party to sign it;

Net Sales means the gross value of any and all consideration received by Quara and its Affiliates (collectively “Quara”) from the sale of the Product less the following items directly attributable to the sale of the Product that are specifically identified on the invoice for such sale and borne by Quara as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount;

Party means a party to this Agreement;

OptiEnz means OptiEnz Sensors, LLC, a party to this Agreement and all of its subsidiaries;

IP means the intellectual property and defined as IP in the Assignment Agreement;

Product means a device for detecting bacteria in bio-samples whereby such device is produced using any of the IP;

Quarterly Payment Deadline means the day that is forty-five (45) days after the last day of any particular Contract Quarter.

Royalty or Royalties means recurring compensation paid to OptiEnz being 5% of the Net Sales of the Product as reserved in the Assignment up to a total royalty payment of $450,000 after which the Royalty shall be calculated at 1.5% of the Net Sales of the Product as reserved in the Assignment Agreement.

Technology has the meaning described in the Assignment Agreement.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	an obligation or liability assumed by, or a right conferred on, 2 or more Parties binds or benefits all of them jointly and each of them severally;

(c)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this Agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)	reference to parties, sections, schedules, exhibits or annexures are references to parties, sections, schedules, exhibits and annexures to or of this Agreement and a reference to this Agreement includes any schedule, exhibit or annexure to this Agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and

(j)	a reference to $ or dollar is to the currency of the United States of America.

2.	LICENSE

2.1	Grant

Quara grants to OptiEnz an exclusive perpetual license of the IP:

(a)	to make, use, and practice the IP for research, clinical, teaching, or other non-commercial purposes, but not for purposes of commercial development, use, manufacture, or distribution of any product in the field of the detection of microbial pathogens other than as authorized with the written consent of Quara; and

(b)	to make, use, and practice the IP for research, clinical, teaching, or other non-commercial purposes as well as for any commercial purposes including but not limited to commercial development, use, manufacture, or distribution of any product in any field save and except for the field of the detection of microbial pathogens. Quara covenants not to use the IP for all of the licensed IP rights granted to OptiEnz as described in this paragraph 2.1 (b).

2.2	Limitation of Rights

OptiEnz shall have no rights with respect to the IP except as may be expressly granted hereunder. OptiEnz shall not apply for any patent or other right and shall not divulge or disclose any information, material or documents, concerning this Agreement or the rights contained hereunder or make available in any way or use the aforesaid Product, except as expressly provided in this Agreement, without the prior written consent of Quara.

2.3	Commercial Rights in respect of IP developed using IP

OptiEnz agrees that the IP, or any other intellectual property developed from research facilitated by the IP in the field of the detection of microbial pathogens, shall not be used as the basis of a commercial product or service or otherwise adapted to circumvent the need for obtaining a license from Quara for the use of the IP other than as specified by this Agreement or with the written consent of Quara.

3.	ROYALTY

3.1	Licensing Fees paid to OptiEnz

During the term of this Agreement Quara will pay the Royalty on Net Sales in each Contract Quarter on or before the Quarterly Payment Deadline for such Contract Quarter. The Royalty will be net of any applicable withholding taxes.

3.2	Records and Payment

Utilizing the report form in Appendix 1, Quara will provide to OptiEnz a quarterly payment and royalty report and payment of the amount due by the Quarterly Payment Deadline.

3.3	Auditing

Quara and its Affiliates will permit OptiEnz or its representatives, at OptiEnz’s expense, to periodically examine books, ledgers, and records during regular business hours, at Quara’s or its Affiliate’s place of business, on at least thirty (30) days advance notice, to the extent necessary to verify any payment or report required under this Agreement. For each licensee of Quara, Quara shall obtain such audit rights for OptiEnz and itself. If Quara conducts an audit of the licensee’s records, Quara will furnish to OptiEnz a copy of the findings from such audit. No more than one audit of Quara, each Affiliate, and each licensee shall be conducted under this Section 3.3 in any calendar year. If any amounts due to OptiEnz have been underpaid, then Quara will immediately pay OptiEnz the amount of such underpayment. Such audits may at OptiEnz’s sole discretion, consist of a self-audit conducted by Quara at Quara’s expense and certified in writing by an authorized officer of Quara.

3.4	License for field of microbial pathogen detection

In the event that Quara does not pay cumulative Royalties to OptiEnz in an amount greater than $250,000 by a date that is the earlier of:

a)	that day that is two years from the first commercial sale; and

b)	that day that is five years from the date of this Agreement,

then OptiEnz will have a license to use the Technology for its own commercial purpose in the field of microbial pathogen detection. The said license will terminate once Quara pays to OptiEnz in excess of $250,000 as Royalties.

4.	FURTHER CONSIDERATION

4.1	Option to further Intellectual Property

In the event OptiEnz produces or acquires further patentable intellectual property that would be of use in creating any further science or products of a similar nature to the Product, such as any other similar Product, Quara shall have the option to purchase each such intellectual property for a fee of US$100,000 and a running royalty of 1.5% of Net Sales (“Option”).

4.2	Patent Expenses.

Any and all patent expenses related to the IP or related to the further intellectual property described in s. 4.1 above if Quara exercises the said option will be the sole expense of Quara and OptiEnz will not have any obligation for such expenses.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Quara Representations and warranties

As at the Execution Date, Quara warrants and represents to OptiEnz that:

(a)	incorporation: it is duly incorporated and validly exists under the laws of its place of incorporation;

(b)	corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)	authority: all consents, licences, approvals and authorisations required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained and are valid and subsisting;

(d)	IP: it is the owner of the IP or otherwise has the right to grant the licenses granted to OptiEnz in this Agreement. However, nothing in this Agreement shall be construed as:

(i) a warranty or representation by Quara as to the validity or scope of any of the IPs;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe IPs of third parties;

(iii) an obligation to furnish any know-how not provided to the IPs or any services other than those specified in this Agreement; and

(iv) a warranty, express of implied that the Products will be developed or will be successful for any commercial use.

5.2	OptiEnz Representations, Warranties and Covenants

As at the Execution Date, OptiEnz warrants and represents to and covenants with Quara that:

(a)	incorporation: it is duly registered and validly exists under the laws of its place of registration;

(b)	corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)	authority: all consents, licences, approvals and authorisations required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained and are valid and subsisting;

(d)	costs: OptiEnz will bear all costs and liabilities relating to the conduct of its business, including but not limited to the cost and expense of providing and maintaining its place of business, the wages of its employees, the payment of commissions or other compensation to its agents or independent contractors, and its expenses incurred for or in connection with its performance under or breach of this Agreement;

(e)	no disparagement: to refrain from disparaging Quara and its subsidiaries or its Products, or from otherwise injuring the reputation and good standing of Quara and its subsidiaries;

(f)	potential customer approaches: to immediately notify Quara of any potential purchaser who approaches OptiEnz in respect of the Product; and

5.3	Survival and repetition of representations and warranties

The representations and warranties in, or given under, this Agreement including, but not limited to, section 5.1 and section 5.2 shall survive the execution of this Agreement.

6.	CONFIDENTIALITY

6.1	Confidential Information

The parties agree to be bound by the terms and conditions of an MNDA made between the Parties dated March 26, 2019 for the entire term of this Agreement.

7.	NOTICES

7.1	Requirements for Notice

Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed and prepaid mail or email in each case addressed to the Party at its address set out in section 7.2, or as the case may be to such other address as it may from time to time notify to the other Parties pursuant to section 7.3.

7.2	Address of Parties

The initial address of the Parties shall be as follows:

In the case of OptiEnz

Address:	320 East Vine Drive, Suite 129, Fort Collins, CO 80524
Email:	steve.witt@optienz.com
Attention:	Chief Executive Officer

In the case of Quara:

Address:	1712 Pearl Street Boulder CO, 80302
Email:	rreum@cabglobal.com
Attention:	Executive Chairman

7.3	Change of Address

Each Party may from time to time change its address by giving notice pursuant to section 7.1 to the other Parties.

7.4	Receipt of Notice

Any notice given pursuant to section 7.1 will be conclusively deemed to have been received:

(a)	in the case of personal delivery, on the actual day of delivery if delivered prior to 5 pm (Pacific Daylight Time) on a Business Day or on the next following Business Day if delivered after 5 pm (Pacific Daylight Time) on a Business Day or on a day other than a Business Day;

(b)	if sent by mail, on the fifth clear Business Day after the day of posting; or

(c)	if sent by email, when a delivery confirmation report is received by the sender which records the time that the e-mail was delivered to the addressee’s e-mail address (unless the sender receives a delivery failure notification indicating that the e-mail has not been delivered to the addressee), but if the delivery or receipt is on a day that is not a Business Day or is after 5:00 pm (addressee’s time) it is regarded as received at 9:00 am on the following Business Day.

8.	FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this Agreement.

9.	VARIATION

No modification or alteration of the terms of this Agreement shall be binding unless made in writing dated subsequent to the date of this Agreement and duly executed by the Parties.

10.	ASSIGNMENT

No Party may assign any right or obligation under this Agreement without the prior written consent of the other Party.

11.	SEVERANCE

If any provision of this Agreement is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

12.	ENTIRE AGREEMENT

This Agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law from time to time in the state of Colorado and the Parties agree to submit to the non- exclusive jurisdiction of the courts of Colorado and the courts which hear appeals therefrom.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

BALANCE OF PAGE LEFT BLANK

EXECUTED by the Parties as an agreement.

EXECUTED BY	)
OPTIENZ SENSORS, LLC	)
in accordance with its constituent	)
documents and place of incorporation:	)

/s/ Stephen Witt
Stephen Witt
Chief Executive Officer

EXECUTED BY	)
QUARA DEVICES INC.	)
in accordance with its constituent	)
documents and place of incorporation:	)

/s/ Rodney W. Reum
Rodney W. Reum
Executive Chairman

Appendix 1

QUARTERLY ROYALTY REPORT

Period Covered From:_____________________ Through: ________________________________________

Prepared By:__________________________ Date: ________________________________________

Approved By:__________________________ Date: _________________________________________

Product Line Details: Line:___________________________ Trade Name: ________________________________

Report Currency: [  ] U.S. Dollars [  ] Other: ______________________________

Country	Gross Sales	Allowances	Net Sales	Royalty Rate	Royalty Amount
5%
1.5%

Total Royalty: _________________

Conversion Rate: __________

Total Royalty in U.S. Dollars:

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